Exhibit 99.1

February 5, 2020
Press Release No. 1468
For Immediate Release:

Coherent, Inc. Reports First Fiscal Quarter Results

SANTA CLARA, CA, February 5, 2020 -- Coherent, Inc. (NASDAQ, COHR), one of the world’s leading providers of lasers, laser-based technologies and laser-based system solutions in a broad range of scientific, commercial and industrial applications, today announced financial results for its first fiscal quarter ended December 28, 2019.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	Dec. 28, 2019	Sep. 28, 2019	Dec. 29, 2018
GAAP Results
(in millions, except per share data)
Net sales	$320.8	$335.5	$383.1
Net income	$5.8	$0.6	$35.6
Diluted EPS	$0.24	$0.03	$1.45

Non-GAAP Results
(in millions, except per share data)
Net income	$20.7	$21.4	$51.1
Diluted EPS	$0.86	$0.89	$2.09

FIRST FISCAL QUARTER DETAILS

For the first quarter of fiscal 2020, Coherent announced net sales of $320.8 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $5.8 million, or $0.24 per diluted share.

These results compare to net sales of $383.1 million and net income of $35.6 million, or $1.45 per diluted share, for the first quarter of fiscal 2019 and net sales of $335.5 million and net income of $0.6 million, or $0.03 per diluted share, for the fourth quarter of fiscal 2019.

Non-GAAP net income for the first quarter of fiscal 2020 was $20.7 million, or $0.86 per diluted share. Non-GAAP net income for the first quarter of fiscal 2019 was $51.1 million, or $2.09 per diluted share. Non-GAAP net income for the fourth quarter of

Exhibit 99.1

fiscal 2019 was $21.4 million, or $0.89 per diluted share. Reconciliations of GAAP to non-GAAP financial measures for the three months ended December 28, 2019, September 28, 2019 and December 29, 2018 appear in the financial statements portion of this release under the heading “Reconciliation of GAAP to Non-GAAP net income.”

Effective September 29, 2019, Coherent adopted ASC 842 - Lease Accounting and applied the new guidance to all leases existing as of the date of adoption. Coherent's reported results for the first quarter of fiscal 2020 reflect the application of ASC 842, while prior period amounts have not been adjusted and continue to be reported in accordance with its historical lease accounting.

“Overall market conditions appear to be stabilizing and demand trends in certain end markets were encouraging in our first fiscal quarter.  Orders from the microelectronics market were well above a book-to-bill of one.  We received new ELA system orders, and service revenues reflected increases in consumer purchases of OLED-equipped handsets.  The wafer fab equipment market has accelerated over the past three months after two major chip manufacturers announced higher capex budgets for 2020, which contributed to better than expected bookings during fiscal Q1. The advanced packaging market is also trending up due to 5G investments in China,” said John Ambroseo, Coherent’s President and Chief Executive Officer.  “The materials processing (MP) market took another step forward with a book-to-bill of one in a seasonally-adjusted quarter.  Concerns about weak PMIs in the Eurozone are partially offset by strength in North America and a domestic-led recovery in China.  Competition remains tough in the MP market, especially in China where domestic suppliers are gaining share through a combination of improved performance and reliability coupled with aggressive pricing,” he added.

The Company notes that it continues to monitor the dynamic and evolving impact on global trade stemming from the novel coronavirus outbreak.  This developing trend will have an adverse effect on the Company’s financial performance.  The magnitude of the impact will not be fully understood until after China-based customer and supplier work forces return from the government-extended lunar new year holiday. While we continue to monitor the situation, at this point in time we have assumed a revenue decrease of $20 to $25 million as the impact on our second fiscal quarter outlook.

The Company also announced that its Board of Directors has approved an authorization for the Company to repurchase, from time to time, an aggregate of $100 million of its common stock. The program will expire on January 31, 2021 if not fully utilized earlier.

CONFERENCE CALL REMINDER

Coherent will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call and a transcript of management's prepared remarks can be accessed on the investor relations page of the company's website at investors.coherent.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on the company's investor relations page.

Exhibit 99.1

Summarized statement of operations information is as follows (unaudited, in thousands, except per share data):

	Three Months Ended
	Dec. 28, 2019	Sep. 28, 2019	Dec. 29, 2018

Net sales	$320,771	$335,464	$383,146
Cost of sales(A)(B)(C)(D)(E)	211,518	227,069	233,796
Gross profit	109,253	108,395	149,350
Operating expenses:
Research & development(A)(B)(E)	28,680	27,258	28,942
Selling, general & administrative(A)(B)(E)(F)	68,551	70,551	64,557
Amortization of intangible assets(C)	1,432	2,012	3,040
Total operating expenses	98,663	99,821	96,539
Income from operations	10,590	8,574	52,811
Other expense, net(B)(E)	(3,034)	(5,258)	(9,151)
Income before income taxes	7,556	3,316	43,660
Provision for income taxes (G)	1,763	2,692	8,110
Net income	$5,793	$624	$35,550

Net income per share:
Basic earnings per share	$0.24	$0.03	$1.46
Diluted earnings per share	$0.24	$0.03	$1.45

Shares used in computations:
Basic	23,971	23,919	24,268
Diluted	24,160	24,118	24,472

(A)	Stock-based compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands, except per share data):

Stock-based compensation expense	Three Months Ended
	Dec. 28, 2019	Sep. 28, 2019	Dec. 29, 2018
Cost of sales	$1,182	$1,240	$1,237
Research & development	561	763	650
Selling, general & administrative	6,049	7,928	5,989
Impact on income from operations	$7,792	$9,931	$7,876

For the fiscal quarters ended December 28, 2019, September 28, 2019 and December 29, 2018, the impact on net income, net of tax was $6,936 ($0.29 per diluted share), $9,091 ($0.38 per diluted share) and $6,643 ($0.27 per diluted share), respectively.

Exhibit 99.1

(B)
Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense), net. Deferred compensation expense (benefit) included in operating results is summarized below:

Deferred compensation expense (benefit)	Three Months Ended
	Dec. 28, 2019	Sep. 28, 2019	Dec. 29, 2018
Cost of sales	$113	$80	$(95)
Research & development	243	234	(286)
Selling, general & administrative	1,799	1,889	(1,712)
Impact on income from operations	$2,155	$2,203	$(2,093)

For the fiscal quarters ended December 28, 2019, September 28, 2019 and December 29, 2018, the impact on other expense, net from gains or losses on deferred compensation plan assets was income of $2,292, income of $2,146 and expense of $2,073, respectively.

(C)	Amortization of intangibles is included in cost of sales and operating expenses as summarized below:

Amortization of intangibles	Three Months Ended
	Dec. 28, 2019	Sep. 28, 2019	Dec. 29, 2018
Cost of sales	$10,880	$11,723	$12,027
Amortization of intangible assets	1,432	2,012	3,040
Impact on income from operations	$12,312	$13,735	$15,067

For the fiscal quarters ended December 28, 2019, September 28, 2019 and December 29, 2018, the impact on net income, net of tax was $8,942 ($0.37 per diluted share), $9,832 ($0.41 per diluted share), and $10,818 ($0.45 per diluted share), respectively.

(D)	For the fiscal quarter ended December 29, 2018, the impact of inventory and favorable lease step-up costs related to acquisitions was $456 ($353 net of tax ($0.01 per diluted share)).

(E)
For the fiscal quarters ended December 28, 2019, September 28, 2019 and December 29, 2018, the impact of restructuring charges was $933 ($666 net of tax ($0.03 per diluted share)), $92 ($131 net of tax ($0.00 per diluted share)), and $476 ($351 net of tax ($0.01 per diluted share)), respectively.

(F)
For the fiscal quarter ended December 28, 2019, selling, general & administrative expense includes a legal settlement related to an asset recovery of $1,365 ($1,106 net of tax ($0.05 per diluted share)).

(G)
The fiscal quarters ended December 28, 2019 and September 28, 2019 included non-recurring income tax net expense of $149 ($0.01 per diluted share) and $1,720 ($0.07 per diluted share), respectively. The fiscal quarters ended December 28, 2019, September 28, 2019 and December 29, 2018 included $714 ($0.03 per diluted share), $36 ($0.00 per diluted share) and $2,598 ($0.10 per diluted share) of excess tax benefits for employee stock-based compensation, respectively.

Exhibit 99.1

Summarized balance sheet information is as follows (unaudited, in thousands):

	Dec. 28, 2019	Sep. 29, 2019
ASSETS
Current assets:
Cash, cash equivalents, restricted cash and short-term investments	$350,320	$306,745
Accounts receivable, net	235,933	267,553
Inventories	449,571	442,530
Prepaid expenses and other assets	86,997	77,993
Total current assets	1,122,821	1,094,821
Property and equipment, net	327,673	323,434
Other assets	753,564	664,914
Total assets	$2,204,058	$2,083,169

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$16,809	$14,863
Accounts payable	55,851	51,531
Other current liabilities	183,763	173,920
Total current liabilities	256,423	240,314
Other long-term liabilities	641,660	558,119
Total stockholders’ equity	1,305,975	1,284,736
Total liabilities and stockholders’ equity	$2,204,058	$2,083,169

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, (other than per share data), net of tax):

	Three Months Ended
	Dec. 28, 2019	Sep. 28, 2019	Dec. 29, 2018
GAAP net income from continuing operations	$5,793	$624	$35,550
Stock-based compensation expense	6,936	9,091	6,643
Amortization of intangible assets	8,942	9,832	10,818
Restructuring charges	666	131	351
Non-recurring tax expense	149	1,720	—
Tax benefit from stock-based compensation expense	(714)	(36)	(2,598)
Other impairment/asset charges (recoveries)	(1,106)	—	—
Purchase accounting step-up	—	—	353
Non-GAAP net income	$20,666	$21,362	$51,117
Non-GAAP net income per diluted share	$0.86	$0.89	$2.09

RISKS AND UNCERTAINTIES
This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to demand trends in certain markets, bookings, book-to-bill and strength in North America and recovery in China relating to PMIs, and our preliminary estimate of the revenue impact the corona virus will have on our second fiscal quarter. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Coherent and its business,

Exhibit 99.1

including the aforementioned forward-looking statements, are subject to risks and uncertainties, including, but not limited to, risks associated with the effects of the coronavirus on our business, particularly the possibility of (1) extended shutdowns at our China-based suppliers and customers and (2) increased shutdowns of other factories in our supply chain as the virus becomes more widespread; growth in demand for our products, customer acceptance and adoption of our products, the worldwide demand for flat panel displays and adoption of OLED for mobile displays, the pricing and availability of OLED displays, the demand for and use of our products in commercial applications, our successful implementation of our customer design wins, our and our customers’ exposure to risks associated with worldwide economic conditions, in particular in China and the Eurozone, our customers’ ability to cancel long-term purchase orders, the ability of our customers to forecast their own end markets, our ability to accurately forecast future periods, continued timely availability of products and materials from our suppliers, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our products, worldwide government economic policies, including trade relations between the United States and China, our ability to manage our expanded operations, our ability to successfully transfer the manufacturing of our High Power Fiber Lasers and related business and operations between facilities, our ability to successfully manage our planned site consolidation projects and achieve anticipated savings, the impact on global trade arising from coronavirus-related actions by world governments and other risks identified in Coherent’s SEC filings. Readers are encouraged to refer to the risk disclosures and critical accounting policies described in Coherent’s Forms 10-K, 10-Q and 8-K, including the risks identified in today's financial press release, as applicable and as filed from time-to-time.

Founded in 1966, Coherent, Inc. is one of the world’s leading providers of lasers, laser-based technologies and laser-based system solutions in a broad range of scientific, commercial and industrial customers. Our common stock is listed on the Nasdaq Global Select Market and is part of the Russell 1000 and Standard & Poor’s MidCap 400 Index. For more information about Coherent, visit the company's website at www.coherent.com for product and financial updates.

5100 Patrick Henry Dr. P. O. Box 54980, Santa Clara, California 95056–0980 . Telephone (408) 764-4000